Exhibit 99.1

Consolidated Graphics

Financial Results–September Quarter - 2Q 2006 Conference Call

Wednesday, November 2, 2005

Financial Dynamics:

Thank you and good morning.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the second quarter ended September 30, 2005.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released second quarter 2006 financial results.  I am very pleased with our results for the quarter which included record top-line performance coupled with strong bottom line growth.  Our results this quarter reflect the ability we have to leverage sales growth into an even higher rate of profit growth.  In addition to our financial results, we had other positive developments in many aspects of our business this quarter which I will discuss in more detail on this call.

First, revenues in the September quarter were $221.0 million, an increase of $29.9 million from the September quarter a year ago.  This represents a 16% increase overall; however, it represents a 19% increase when $5 million of election related revenues in the prior quarter are excluded for comparability.  Our strong sales performance was driven by acquisitions, particularly our Kelmscott transaction last March, as well as internal growth of 2.2% for the quarter (excluding election related revenues).

As I mentioned, we were able to leverage our 16% increase in revenues to an even larger increase of 21% in operating income, 23% in net income and 24% in diluted earnings per share.  This leverage was obtained primarily from a 30 basis point improvement in operating margins this quarter as compared to the prior year.  Operating margin in the September quarter was 7.4%, which also represents a 10 basis point improvement from the June quarter.

Net income was $9.3 million in the September quarter compared to $7.6 million a year ago, while diluted earnings per share were $.66 compared to $.53 a year ago.

Briefly recapping six month results, sales are up 16% year-to-date to $431 million.  Operating income is up 22% to $31.9 million, with operating margins at 7.4% compared to 7.0% in the year ago period.  Net income of $18.1 million and diluted earnings per share of $1.27 are up 25% and 26% from the six month period a year ago.

As I stated, I am pleased with the overall performance of many facets of our business.  Looking at our top-line, the contribution from acquisitions was $30.6 million in the September quarter.  The companies we acquired in the Kelmscott transaction accounted for most of this amount, and I am pleased with their performance in both sales and profitability since joining our company.  It validates the benefits our platform can offer to an acquired company seeking to grow and prosper.  As I will discuss in a moment, our acquisition opportunities are increasing.

Internal growth was much improved this quarter at 2.2% as I previously stated.  Our national sales and cross selling efforts continue to provide impressive contributions to our revenue growth.

National sales represented 7% of our sales in the September quarter.  We have achieved a 39% growth rate in our national sales year-to-date compared to the prior year.  We have a cohesive, highly professional national sales team that, in addition to responding to requests for proposals, works with our individual companies to identify and develop national sales customers.  As an example of our success, I am pleased to report that as a result of these efforts, we have developed 3 Fortune 500 national accounts that have each grown to more than $1 million in sales thus far this year.  I continue to believe that our advantages, including our leading geographic footprint and state-of-the-art technology and equipment, will continue to lead to on-going strong growth in national sales.

CGXSolutions is a critical component of our strategy to differentiate Consolidated Graphics from our competition and develop long term customer relationships.  In the September quarter, the number of installed CGXSolutions sites grew 2% sequentially to 257 total sites.  We have expanded CGXSolutions’ suite of e-commerce capabilities, particularly in relation to our growing digital printing business, with the launch of CrossMedia Solutions.  CrosssMedia Solutions integrates the power of our CGXSolutions online print procurement capability with the software capabilities of “XM Pie”, which enables results tracking through personalized websites of one-to-one marketing campaigns, and also “PageFlex”, which enables document creation from an existing CRM system for output directly to digital print.

Revenues attributable to Cross Selling continue to grow also, as more and more of our customers are being introduced to the various print and print-related capabilities we have throughout our organization.  In the September quarter, Cross Selling revenues grew by 22% from the prior year quarter and have grown by an annualized rate of 27% in the last twelve months.

Overall, we are growing our market share through both acquisitions and internal growth at industry-leading rates.  We are confident that we have a superior business model and a stronger balance sheet than our competition, and therefore, we expect to continue to achieve strong growth in sales and profits assuming no adverse changes in the economic climate.

Acquisitions continue to be a key element of our growth.  We currently have one company under letter of intent – Graphcom in Atlanta, which will more than double our market presence in this key national accounts market.  We look forward to completing this transaction by the end of the current quarter.  In anticipation that the acquisition environment will be heating up, we added an experienced M & A professional, Jim Cohen, to our team in September.  The number of acquisition prospects we are currently considering has grown since Jim has joined us and I am confident that we will make one or more additional announcements this quarter.  We remain disciplined in our evaluation of acquisition prospects, focusing on well-run, highly regarded general commercial printing companies in both new and existing markets.

I was also pleased with the continuing expansion of our operating margins, which as I stated earlier, were 7.4% this quarter.  I remain committed and confident that we will once again achieve double-digit operating margins at some point in the future.  Gaining additional benefits from our Power of Scale will help us achieve these results.  We announced yesterday that Ric Davis has joined Consolidated Graphics as Executive Vice President – Purchasing.  Ric has substantial Fortune 500 level experience in procurement, supply chain and logistics management and we look forward to bringing this experience to bear on our purchasing activities.

Our cash flow continues to be strong, as Chris will discuss in a moment.  Our resulting strong balance sheet is a key competitive advantage.  The ability to invest in new technology and equipment is key in our industry to servicing the growing and increasingly more complex demands of our customers.  We have invested $11.8 million in our operations this year, $8.7 million in the September quarter, and continue to plan on investing a total of $35 million this year.

In addition to capital expenditures and acquisitions, we have most recently been using our cash flow to pay down our debt, pending a pick-up in acquisition activity.  As we have previously reported, we would consider using our cash flow to repurchase shares of our common stock under certain circumstances.  In our view, following last quarter’s earnings announcement, our stock traded at a price level which represented a very compelling value and initiated our first stock repurchases under our current share repurchase authorization from our board of directors.  In the September quarter, we repurchased and retired 164,100 shares at an average price of $39.07 for a total of $6.4 million.  While there are no assurances that we will continue to make such repurchases, we will continue to evaluate the possibility in light of the performance of our stock, cash flow levels and alternate investment opportunities.  We have board authorization to repurchase shares up to an additional $33.6 million and bank authorization to repurchase shares up to an additional $68.6 million.

Looking ahead to the December quarter, we are projecting record revenues of $225 million, which would be an 8% increase over December quarter revenues a year ago.  Excluding election related printing revenues of $13 million in the prior quarter, our projected growth in sales is 15% with 2% of this amount being attributable to internal sales growth expectations.  Overall, we expect to report $.68 in diluted earnings per share.  I will now turn the call over to Chris Colville to provide you with additional financial information.

Chris Colville

Thank you Joe and good morning.

Joe referred to our strong balance sheet in his remarks.  We have a very low debt level relative to our total capitalization and relative to our earnings performance.  Total debt at September 30, 2005 was $105.8 million or 26% of our total capitalization.  This is a decrease from June of $1.5 million and an increase from one year ago of only $3.6 million, despite spending $28.3 million on capital expenditures, $46.4 million on acquisitions and $6.4 million on repurchases of stock in the last twelve months.

At September 30, our debt consisted of $55.4 million floating rate bank debt bearing interest at 5.8% and fixed rate term equipment notes and other debt obligations totaling $50.3 million and bearing interest at a weighted average rate of 5.1%.  Unused capacity on our primary bank revolving credit facility was $95.6 million, and our pricing on that facility remains at 125 basis points over LIBOR.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations and the basis for our use, of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA and EBITDA Margin and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the September quarter was $28.4 million, an increase of $4.4 million, or 19% from a year ago.  EBITDA for the last twelve months totals $107.3 million, representing a 12.8% EBITDA margin.  At our projected earnings level of $.68 diluted earnings per share in the December quarter, EBITDA is projected to be basically flat year-over-year at $28 million.

Cash flow from operations in the September quarter was $15.1 million, in line with our prior projections for the quarter.  After subtracting this quarter’s net capital expenditures, Free Cash Flow was $6.4 million, resulting in Free Cash Flow for the last twelve months of $48.5 million.  This Free Cash Flow amount is net of new investments in technology and equipment totaling $28.3 million over the last four quarters, as I previously stated.  Included in this quarter’s determination of Free Cash Flow is approximately $2 million of adverse impact resulting from our payroll cycles, as we have discussed on previous calls.

In the upcoming December quarter, we project a sequential increase in operating cash flow of $9 to $11 million, resulting in total cash flow from operations of $24 to $26 million, as we expect to benefit from a seasonal decrease in working capital and a favorable impact from our payroll cycles.  Net of expected capital expenditures of $10 million in the quarter, free cash flow in the December quarter is expected to be from $14 million to $16 million, resulting in twelve-month free cash flow of $49 to $51 million.

Filling in for you the remainder of the components of our December quarter projections, we are projecting sequentially flat operating margins at 7.4%, interest expense of $1.3 million and an effective tax rate which is unchanged from 37.9%, which is best current estimate of the overall income tax rate for the full 2006 year.  We are using 14,100 weighted average fully diluted shares outstanding in our projections.  Fluctuations in our stock price which impact the treasury stock method of accounting for stock options and/or additional share repurchases could impact the actual number of fully diluted shares outstanding in the quarter. Finally, our projections do not include any contribution from the pending Graphcom acquisition or any other acquisition in the quarter.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris.  In summary, we are pleased with our growing top-line and improving operating margins. As our comments reflect, we have a lot of momentum in many areas of our business and are taking proactive steps within our organization to better position our company for long-term growth in sales and profits.  We are diligently focusing on sales growth opportunities, cost controls, operating efficiencies and acquisitions.  With our unmatched national footprint and comprehensive capabilities, we are in a superior position to achieve above-industry growth rates and profit margins - and as featured in our annual report to shareholders, “That’s the bottom line.”

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you.  As I stated earlier, we are very pleased with our September quarter results.  We remain focused on generating additional growth in sales and profits and expanding our leadership position in the industry, and we look forward to reporting back to you next quarter.  Most importantly, we appreciate the continued support of number one, our customers, secondly, our employees and our shareholders.